EXHIBIT 10.03

May 11, 2007

Alliance Distributors Holding, Inc.
1160 Commerce Avenue
Bronx NY 10462

Ladies and Gentlemen:

We refer to the (i) Financing Agreement, dated November 11, 2004, (the “Financing Agreement”); (ii) the Inventory Security Agreement, dated December 9, 2003 (the “Inventory Security Agreement”); and (iii) the Equipment Security Agreement, dated November 11, 2004 (the “Equipment Security Agreement”), in each case executed or assumed by you and as supplemented and amended.

This shall confirm that, effective as of May 11, 2007:

1.	Section 1.14 of the Financing Agreement shall be amended so as to read in its entirety as follows:

““Margin” shall mean three quarters percent (3/4%) per annum”

2.	Section 1.15 of the Financing Agreement shall be amended so as to read in its entirety as follows:

““Maximum Credit Facility” shall mean, during the three month period commencing on November 1 and ending on January 31 of each year, $17,500,000 and at all other times, $15,000,000”

3.	Section 1.16 of the Financing Agreement shall be amended so as to read in its entirety as follows

““Maximum Inventory Loan” shall mean $6,000,000”

4.	The third sentence of Section 2.1 of the Financing Agreement shall be amended so as to read in its entirety as follows:

“The Inventory Availability shall mean an amount which is equal to the lesser of (a) fifty-five percent (55%) of the lower of cost or market value of Eligible Inventory in which Lender holds a perfected security interest pursuant to the terms hereof ranking prior to all interests, claims and rights of others; (b) 80% of the orderly liquidation value, as determined from time to time by an appraiser selected by Lender and retained at Borrower’s expense, of Eligible Inventory in which Lender holds a perfected security interest pursuant to the terms hereof ranking prior to all interests, claims and rights of others; and (c) the Maximum Inventory Loan.”

5.	Section 3.2 of the Financing Agreement shall be amended so as to read in its entirety as follows:

“On May 31 of each year, commencing May 31, 2008, Borrower shall pay to Lender an annual facility fee in the amount of one quarter of one percent (.25%) of the Maximum Credit Facility in effect on such date.”

6.	Section 6.9 of the Financing Agreement shall be amended so as to read in its entirety as follows:

“Borrower shall until payment in full of all Obligations to Lender and termination of this Agreement, cause Tangible Net Worth and Working Capital to be maintained in the amounts set forth on the attached Schedule 6.9 and as of the dates set forth on such Schedule, and shall cause its ratio of total debt to Tangible Net Worth to be no greater than the amounts set forth on such Schedule and as of the dates set forth on such Schedule.”

7.	Section 8.1(f) of the Financing Agreement shall be amended so as to read in its entirety as follows:

“(f) if Jay Gelman shall cease to be both the chief executive officer of Borrower and the owner and holder of at least 10% of all of the issued and outstanding voting stock of Borrower;”

8.	The first sentence of Section 9.1 of the Financing Agreement shall be amended so as to read in its entirety as follows

“This Agreement shall become effective upon acceptance by Lender at its office in the State of New York, and shall continue in full force and effect until May 31, 2010 (the "Renewal Date") and from year to year thereafter, unless sooner terminated as herein provided.”

9.
You agree that you shall pay to us a facility fee concurrently with execution of this letter agreement, in the amount of $25,000, representing a proration of the facility fee payable under the Financing Agreement for 2007.

10.
The Financing Agreement shall be deemed amended to replace the references to your former chief executive office at 15-15 132nd Street, College Point, NY with references to your current chief executive office set forth above.

11.
The Inventory and Equipment Security Agreements shall be deemed amended to replace the references to your former chief executive office at 15-15 132nd Street, College Point, NY and to your former location at 18-39 128th Street, College Point, NY 11356, with references to your current chief executive office set forth above and to a second office of yours located at 2310 NW 102nd Place, Miami FL 33172.

Except as hereinabove provided, the Financing Agreement, the Inventory Security Agreement and the Equipment Security Agreement shall remain unmodified and in full force and effect.

Please sign below to confirm your agreement with the foregoing.

Very truly yours,

ROSENTHAL & ROSENTHAL, INC.

By: _________
Title: _______

AGREED:

ALLIANCE DISTRIBUTORS HOLDING, INC.

By: _________
Title: _______

Schedule 6.9 to
Financing Agreement between
Rosenthal & Rosenthal, Inc., as Lender
And
Alliance Distributors Holding, Inc., as Borrower

Date	Tangible Net Worth	Working Capital	Ratio of Total Debt to Tangible Net Worth

March 31, 2007	$2,000,000	$1,000,000	5.5
June 30, 2007	$2,000,000	$1,000,000	5.5
September 30, 2007	$2,000,000	$1,000,000	5.5
December 31, 2007	$2,900,000	$2,000,000	6.5
Each March 31, June 30 and September 30 after December 31, 2007	$2,500,000	$1,600,000	5.5
Each December 31 after December 31, 2007	$2,900,000	$2,000,000	6.5